NEWS RELEASE
CONTACT CHRIS HEADLY
(540) 349-0218 or
chris.headly@tfb.bank

Fauquier Bankshares Announces First Quarter 2017 Results
	Asset growth of $26.1 million or 4.32% from first quarter 2016
	Loan growth of $6.1 million, or 1.37% from first quarter 2016
	Deposit growth of $25.0 million, or 4.75% from first quarter 2016
	Core transaction deposit growth of $22.5 million, or 7.00% from first quarter 2016
	Net income of $768,000, 26.7% growth from first quarter 2016
WARRENTON, VA., May 1, 2017 -- Fauquier Bankshares, Inc. (NASDAQ: FBSS) parent company of The Fauquier Bank (TFB) reported net income of $768,000 for the quarter ended March 31, 2017 compared with $606,000 for the quarter ended March 31, 2016. Basic and diluted earnings per share were $0.20 for the first quarter of 2017 compared with $0.16 for the first quarter of 2016.
Marc Bogan, President and CEO, said, "We made progress in the first quarter of 2017 towards our goal of being a top performing community bank as compared to our peers. We continue to be encouraged by the improvements in our financial performance, however we realize we still have a lot of work to do. Our profitability in the first quarter of 2017 compared favorably to the prior year and provides us with a solid start."
Total assets were $630.0 million on March 31, 2017 compared with $603.9 million on March 31, 2016. Net loans increased $6.1 million or 1.37% to $451.2 million on March 31, 2017 from $445.1 million on March 31, 2016. Total deposits were $551.1 million on March 31, 2017 compared with $526.1 million on March 31, 2016. Low cost transaction deposits (demand and interest checking accounts) grew $22.5 million to $344.3 at March 31, 2017 compared with $321.8 million at March 31, 2016, now representing 62.5% of total deposits.
Return on average assets (ROAA) was 0.50% and return on average equity (ROAE) was 5.68% for the first quarter of 2017, compared with 0.41% and 4.59%, respectively, for the first quarter of 2016.
Net interest margin was 3.52% in the first quarter of 2017 compared with 3.59% for the same period in 2016. Net interest income for the first quarter of 2017 increased $130,000 to $4.95 million when compared with $4.82 million for the same period in 2016. The increase was primarily due to an increase in interest and fees on loans and interest on deposits in other banks.
Nonperforming assets were $4.56 million, or 0.72% of total assets, on March 31, 2017, compared with $3.23 million, or 0.54% of total assets, on March 31, 2016. The increase was primarily due to the addition of one commercial loan and one residential loan. Included in nonperforming assets on March 31, 2017 were $3.21 million of nonperforming loans and $1.36 million of other real estate owned. The ratio of nonperforming loans to total loans at the period's end was 0.70% at March 31, 2017 compared with 0.42% at March 31, 2016.
Net loan charge-offs in the first quarter of 2017 were $97,000 compared with $17,000 in the first quarter of 2016. Allowance for loan losses was $4.48 million or 0.98% of total loans on March 31, 2017 compared with $4.38 million or 0.97% of total loans on March 31, 2016. The allowance for loan losses coverage ratio was 1.40 times nonperforming loans on March 31, 2017 compared with 2.33 times for the same period in 2016.
Noninterest income increased $20,000 to $1.41 million in the first quarter 2017 compared with $1.39 million in the same quarter in 2016. The increase resulted primarily from an increase in ATM/EFT income. Noninterest expense for the first quarter 2017 increased $70,000 to $5.41 million compared with $5.34 million for the first quarter 2016.
Shareholders' equity increased $2.2 million to $55.3 million on March 31, 2017 compared with $53.1 million on March 31, 2016. The book value per common share increased $0.55 or 3.90% to $14.66 as of March 31, 2017 compared with $14.11 as of March 31, 2016.  Fauquier Bankshares' stock price closed at $18.01 per share on April 28, 2017.
At March 31, 2017, the Bank's common equity tier 1 capital ratio and tier 1 risk-based capital ratio were 12.43%. The Bank's total risk-based ratio and leverage ratio were 13.38% and 9.44%, respectively, at March 31, 2017. The Bank exceeds all fully phased-in capital requirements of Basel III, effective January 1, 2019, at March 31, 2017.
Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, mobile banking with mobile deposit, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices throughout Fauquier and Prince William counties in Virginia. Additional information is available at www.tfb.bank or by calling Investor Relations at (800) 638-3798.
This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016

EARNINGS STATEMENT DATA:
Interest income	$5,415	$5,569	$5,423	$5,325	$5,257
Interest expense	469	489	458	456	440
Net interest income	4,946	5,080	4,965	4,869	4,817
Provision for (recovery of) loan losses	50	-	425	(1,133)	200
Net interest income after provision for (recovery of) loan losses	4,896	5,080	4,540	6,002	4,617
Noninterest income	1,405	1,283	1,290	1,337	1,386
Securities gains	-	-	1	-	-
Noninterest expense	5,408	5,357	5,017	5,215	5,336
Income (loss) before income taxes	893	1,006	814	2,124	667
Income taxes	125	198	116	562	61
Net income (loss)	$768	$808	$698	$1,562	$606

PER SHARE DATA:
Net income per share, basic	$0.20	$0.22	$0.19	$0.42	$0.16
Net income per share, diluted	$0.20	$0.22	$0.19	$0.42	$0.16
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.12
Average basic shares outstanding	3,761,501	3,753,698	3,754,304	3,756,084	3,750,937
Average diluted shares outstanding	3,768,676	3,763,002	3,764,645	3,764,477	3,763,588
Book value at period end	$14.66	$14.51	$14.46	$14.36	$14.11
BALANCE SHEET DATA:
Total assets	$630,032	$624,445	$623,877	$619,192	$603,926
Loans, net	451,166	458,608	452,874	451,093	445,088
Investment securities	58,212	51,755	47,959	52,483	54,331
Deposits	551,103	546,157	545,402	540,391	526,129
Transaction accounts (Demand & interest checking accounts)	344,324	348,819	341,135	334,123	321,787
Shareholders' equity	55,267	54,451	54,258	53,892	53,058
PERFORMANCE RATIOS:
Net interest margin(1)	3.52%	3.50%	3.45%	3.48%	3.59%
Return on average assets	0.50%	0.51%	0.44%	1.02%	0.41%
Return on average equity	5.68%	5.91%	5.11%	11.73%	4.59%
Efficiency ratio(2)	83.95%	83.01%	79.03%	82.75%	84.67%
Yield on earning assets	3.85%	3.83%	3.77%	3.80%	3.91%
Cost of interest bearing liabilities	0.43%	0.43%	0.40%	0.40%	0.40%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)
Efficiency ratio is computed by dividing non-interest expense less gains or losses on sale of other real estate owned by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016 2
ASSET QUALITY RATIOS:
Nonperforming loans	$3,207	$3,523	$3,219	$2,017	$1,876
Other real estate owned	1,356	1,356	1,356	1,468	1,356
Total nonperforming assets	4,563	4,879	4,575	3,485	3,232
Restructured loans still accruing	4,541	5,305	5,349	5,419	5,459
Student loans (U. S. Government 98% guaranteed) past due 90 or more days and still accruing	2,438	2,538	1,893	1,948	2,241
Other loans past due 90 or more days and still accruing	1	321	-	-	-
Total nonperforming and other risk assets	$11,543	$13,043	$11,817	$10,852	$10,932

Nonperforming loans to total loans, period end	0.70%	0.76%	0.70%	0.44%	0.42%
Nonperforming assets to period end total assets	0.72%	0.78%	0.73%	0.56%	0.54%
Allowance for loan losses	$4,477	$4,525	$4,417	$4,601	$4,376
Allowance for loan losses to period end loans	0.98%	0.98%	0.97%	1.01%	0.97%
Allowance for loan losses as percentage of nonperforming loans, period end	139.60%	128.44%	137.22%	228.09%	233.26%
Net loan charge-offs (recoveries) for the quarter	$97	$(108)	$609	$(1,358)	$17
Net loan charge-offs (recoveries) to average loans	0.02%	(0.02%)	0.13%	(0.30%)	0.00%

CAPITAL RATIOS:
Tier 1 leverage ratio (Bank only)	9.44%*	9.23%*	9.16%*	9.19%*	9.33%*
Common equity tier 1 capital ratio (Bank only)	12.43%*	12.22%*	12.21%*	11.89%*	11.64%*
Tier 1 risk-based capital ratio (Bank only)	12.43%*	12.22%*	12.21%*	11.89%*	11.64%*
Total risk-based capital ratio (Bank only)	13.38%*	13.17%*	13.15%*	12.86%*	12.57%*
Tangible equity to total assets (Consolidated Company)	8.77%	8.72%	8.70%	8.70%	8.79%

*Reflects Basel III capital requirements effective January 1, 2015. When fully phased-in on January 1. 2019m the rules will require the Bank to maintain a minimum tier 1 leverage ratio of 4.0%, a minimum common equity tier 1 capital ratio of 4.5% plus a "capital conversation buffer" of 2.5% for a total of 7.0%, a tier 1 risk-based capital ratio of 6.0% plus a "capital conservation buffer" of 2.5% for a total of 8.5%, and a total risk-based capital ratio of 8.0% plus a "capital conversation buffer" of 2.5% for a total of 10.5%.